MICROTEST, INC.
                                   EXHIBIT 11
                       STATEMENT OF COMPUTATION OF COMMON
                          AND COMMON EQUIVALENT SHARES

                    (In Thousands, Except Per Share Amounts)

                                                      Year ended December 31,
                                                      -----------------------
                                                     1995       1996        1997
                                                     ----       ----        ----
Net income/(loss)                                 $  1,145    $(11,595)   $    323
                                                  ========    ========    ========

Common shares outstanding at end of period           8,095       8,131       8,159

Adjustment to reflect weighted average for
shares issued during period                            (22)        (27)        (20)


Adjustments for options and warrants calculated
under the treasury stock method:
         Options                                       461        --           110
         Warrants                                     --          --          --
                                                  --------    --------    --------

Common and equivalent shares outstanding             8,534       8,104       8,249
                                                  ========    ========    ========

Net income/(loss) per share                       $    .13    $  (1.43)   $    .04
                                                  ========    ========    ========

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